Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

HashiCorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$7,842,105,164.20	(1)(2)	0.0001476	$1,157,494.73	(3)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$7,842,105,164.20
Total Fees Due for Filing				$1,157,494.73
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$1,157,494.73

(1)
Aggregate number of securities to which transaction applies computed pursuant to Exchange Act Rule 0-11: As of April 30, 2024, the maximum number of shares of HashiCorp’s common stock to which this transaction applies is estimated to be 225,430,770, which consists of (a) 200,970,172 shares of common stock outstanding as of April 30, 2024 and entitled to receive the per share merger consideration of $35.00; (b) 5,899,601 shares of common stock underlying stock options outstanding as of April 30, 2024, that are expected to be converted into the per share merger consideration of $35.00 minus the applicable per share exercise price; (c) 64,508 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting outstanding as of April 30, 2024 and expected to be converted into the per share merger consideration of $35.00; (d) 11,730,647 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting outstanding as of April 30, 2024 and expected to be converted into restricted stock units with respect to a number of shares of IBM common stock with a value equal to the per share merger consideration of $35.00, calculated as of the completion of the transaction; (e) 670,318 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting (assuming the shares are paid out at maximum level of performance) outstanding as of April 30, 2024 and expected to be converted into restricted stock units with respect to a number of shares of IBM common stock with a value equal to the per share merger consideration of $35.00, calculated as of the completion of the transaction; and (f) 6,095,524 shares of common stock reserved for future issuance pursuant to the employee stock purchase plan, which may be entitled to receive the per share merger consideration of $35.00.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of April 30, 2024, the underlying value of the transaction was calculated based on the sum of (a) the product of 200,970,172 shares of common stock and the per share merger consideration of $35.00; (b) the product of 5,899,601 shares of common stock underlying stock options and $30.40 per share (which is the difference between the per share merger consideration of $35.00 and the weighted average exercise price of $4.60 per share); (c) the product of 64,508 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting expected to be converted into the per share merger consideration of $35.00; (d) the product of 11,730,647 shares of common stock underlying restricted stock units subject to service-based, but not performance-based, vesting expected to be converted into restricted stock units with respect to a number of shares of IBM common stock, and $33.32, which is the average of the high and low prices of HashiCorp’s Class A common stock reported by Nasdaq as of May 24, 2024; (e) the product of 670,318 shares of common stock underlying outstanding restricted stock units subject to performance-based vesting (assuming the shares are paid out at maximum level of performance) outstanding as of April 30, 2024 and expected to be converted into restricted stock units with respect to a number of shares of IBM common stock, and $33.32, which is the average of the high and low prices of HashiCorp’s Class A common stock reported by Nasdaq as of May 24, 2024; and (f) the product of 6,095,524 shares of common stock reserved for issuance under the employee stock purchase plan and the per share merger consideration of $35.00.

(3)
In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001476.